Exhibit 99.1

RRD REPORTS THIRD QUARTER 2018 RESULTS

REPORTS FOURTH CONSECUTIVE QUARTER OF ORGANIC SALES GROWTH

INCOME FROM OPERATIONS AND OPERATING CASH FLOW BOTH INCREASE

Chicago, October 30, 2018 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the third quarter of 2018.

“Our third quarter performance was in-line with our expectations as we continue to help our clients create better connections with their customers through the execution of their multichannel marketing and business communications," said Dan Knotts, RRD's President and Chief Executive Officer.  “We delivered our fourth consecutive quarter of organic sales growth, made meaningful progress in executing our plans to lower our overall cost structure and delivered improved operating cash flow.  We also took an important step to reposition our balance sheet through a successful debt refinancing.  As we enter our seasonally strongest quarter, we are well positioned for a solid finish to the year.”

Financial highlights

The following table provides an overview of RRD’s financial performance:

	Q3 2018	Q3 2017	% Change
Net sales	$1.65 billion	$1.73 billion	(4.9%)
Income from operations	$60.9 million	$31.8 million	91.5%
Net earnings (loss) attributable to common stockholders	$34.3 million	$(8.0) million	nm
Diluted earnings (loss) per share	$0.49	$(0.11)	nm

Adjusted income from operations - non-GAAP (1)	$67.4 million	$65.6 million	2.7%
Adjusted net earnings attributable to common stockholders - non-GAAP (1)	$17.7 million	$21.1 million	(16.1%)
Adjusted diluted earnings per share - non-GAAP (1)	$0.25	$0.30	(16.7%)
(1)	See page 8 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP amounts.

Net sales in the quarter were $1.65 billion, down $85.4 million or 4.9% from the third quarter of 2017, which included a decline of $106.4 million related to the sale of the Print Logistics business. On an organic basis, consolidated net sales increased 1.8% primarily driven by higher volume in the Business Services segment.

Gross profit in the third quarter of 2018 was $315.4 million or 19.1% of net sales versus $323.5 million or 18.6% of net sales in the prior year quarter. The favorable impact of cost reduction initiatives was more than offset by unfavorable mix, modest price pressure and the disposition of the Company’s Print Logistics business. In addition, a favorable impact from changes in foreign exchange rates of approximately $5 million was offset by an inventory reserve benefit recorded in 2017.

Selling, general and administrative expenses (“SG&A”) of $203.8 million, or 12.4% of net sales, in the third quarter of 2018 decreased from $210.9 million, or 12.2% of net sales, in the prior year. The improvement was primarily due to cost reduction initiatives and favorable exchange rate changes of $8 million, partially offset by higher health care and variable compensation expenses and a favorable legal settlement recorded in 2017.

Income from operations was $60.9 million in the third quarter compared to $31.8 million in the third quarter of 2017. The third quarter of 2018 included pre-tax restructuring and other charges of $11.0 million and a pre-tax gain of $4.5 million related to the sale of the Print Logistics business. The prior year period included pre-tax restructuring and other charges of $33.8 million, including a $21.3 million impairment of goodwill. Non-GAAP income from operations of $67.4 million, or 4.1% of net sales, increased $1.8 million from $65.6 million, or 3.8% of net sales, reported in the prior year period.

Net earnings attributable to common stockholders of $34.3 million in the third quarter compared to net loss of $8.0 million in the third quarter of 2017. The third quarter of 2018 included favorable income tax adjustments of $19.6 million to the provisional amounts recorded at December 31, 2017 for the impact of the Tax Cuts and Jobs Act of 2017.  The third quarter of 2017 included a loss on debt extinguishments primarily related to the amendment of the Company’s credit agreement and a net gain on investments resulting from a debt-for-equity exchange. Non-GAAP net earnings attributable to common stockholders was $17.7 million, a decrease of $3.4 million compared to $21.1 million in the third quarter of 2017, driven by higher income from operations and lower interest expense, which were more than offset by higher taxes.

Third quarter 2018 diluted earnings per share attributable to common stockholders was $0.49 compared to diluted loss per share of $0.11 in the third quarter of 2017. Non-GAAP diluted earnings per share attributable to common stockholders of $0.25 in 2018 compared to $0.30 reported in 2017.

Other highlights and information

Cash provided by operating activities of $64.1 million in the third quarter of 2018 increased $26.4 million versus the prior year period amount. Cash used in operating activities during the nine months ended September 30, 2018 was $63.9 million compared to $3.2 million in the prior year period. The year to date increase primarily related to net unfavorable changes in working capital. Capital expenditures in the nine months ended September 30, 2018 were $72.7 million versus $77.2 million in the prior year period and proceeds from dispositions and other asset sales, including non-refundable deposits collected were $100.4 million in 2018.

As of September 30, 2018, cash on hand was $247.0 million and total debt outstanding was $2.18 billion, including $242.0 million drawn against the credit facility. Availability under the credit facility was $445.2 million at September 30, 2018.

On October 15, 2018, the Company issued $550 million of Term Loan B notes, due in 2024.  Net proceeds from the issuance were used to retire $430 million of certain notes due in 2020 and 2021 and reduce borrowings under the credit facility by approximately $75 million.

2018 guidance

The Company provides its full year guidance as follows:

	Current Guidance	Previous Guidance
	October 30, 2018	August 1, 2018
Net sales	$6.75 billion to $6.90 billion	$6.75 billion to $6.90 billion
Adjusted diluted EPS - non-GAAP (1)	$0.80 to $1.10	$0.80 to $1.10
Cash flow from operations	$175 million to $210 million	$175 million to $210 million

Depreciation and amortization	Approximately $180 million	Approximately $185 million
Interest expense - net	Approximately $170 million	$165 million to $170 million
Adjusted effective tax rate - non-GAAP (1)	Approximately 40%	Approximately 40%
Capital expenditures	Approximately $105 million	$100 million to $110 million

(1)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailment and other similar gains or losses not reflective of the Company's ongoing operations. However, the Company expects to record a pre-tax charge of approximately $32 million in the fourth quarter related to the bond tenders announced on October 15, 2018.  The above guidance does not reflect the impact of this charge since it will not be reflected in the Company’s non-GAAP results. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

Conference call

RRD will host a conference call to discuss its third quarter results Wednesday, October 31, 2018 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may listen to the call by dialing 612.288.0340 (access code 455735#). For those unable to listen live, a telephonic replay of the call will be available until December 31, 2018 at 320.365.3844 (access code 455735#).

A slide presentation will be available on the Investors section of the RRD website at www.rrd.com.

Upcoming conference

RRD will be participating in the Bank of America Merrill Lynch 2018 Leveraged Finance Conference on Tuesday, December 4, 2018 in Boca Raton, FL.  A copy of the presentation will be posted on RRD’s web site prior to the conference.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 customers and 43,000 employees across 34 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Current Guidance October 30,

2018” in the table included under the “2018 Guidance” section. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2017, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Total net sales	$1,649.5	$1,734.9	$5,036.8	$5,013.8

Total cost of sales (1)	1,334.1	1,411.4	4,136.1	4,061.5

Total gross profit (1)	315.4	323.5	900.7	952.3
Selling, general and administrative expenses (SG&A) (1)	203.8	210.9	626.4	653.0
Restructuring and other - net	11.0	33.8	22.8	46.7
Depreciation and amortization	44.2	47.0	137.5	143.1
Other operating income	(4.5)	—	(4.6)	—
Income from operations	60.9	31.8	118.6	109.5
Interest expense - net	42.0	43.5	125.7	137.3
Investment and other income - net	(5.5)	(6.9)	(14.7)	(59.6)
Loss on debt extinguishment	—	6.5	0.1	20.1
Income (loss) before income taxes	24.4	(11.3)	7.5	11.7
Income tax benefit	(10.4)	(3.5)	(5.4)	(7.4)
Net income (loss)	34.8	(7.8)	12.9	19.1
Less: Income attributable to noncontrolling interests	0.5	0.2	1.2	0.7
Net income (loss) attributable to RRD common stockholders	$34.3	$(8.0)	$11.7	$18.4

Net income (loss) per share attributable to RRD common stockholders:
Basic net income (loss) per share	$0.49	$(0.11)	$0.17	$0.26
Diluted net income (loss) per share	$0.49	$(0.11)	$0.17	$0.26

Weighted average common shares outstanding:
Basic	70.6	70.2	70.5	70.1
Diluted	70.7	70.2	70.8	70.3

Additional information:
Gross margin (1)	19.1%	18.6%	17.9%	19.0%
SG&A as a % of total net sales (1)	12.4%	12.2%	12.4%	13.0%
Operating margin	3.7%	1.8%	2.4%	2.2%
Effective tax rate	(42.6%)	31.0%	(72.0%)	(63.2%)

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of September 30, 2018 and December 31, 2017
(UNAUDITED)
(in millions, except per share data)

	9/30/2018	12/31/2017
Assets

Cash and cash equivalents	$247.0	$273.4
Receivables, less allowances for doubtful accounts	1,359.5	1,417.6
Inventories	361.8	416.8
Prepaid expenses and other current assets	176.9	109.1
Total Current Assets	2,145.2	2,216.9
Property, plant and equipment - net	545.7	615.1
Goodwill	554.3	588.5
Other intangible assets - net	120.2	143.3
Deferred income taxes	66.1	81.7
Other noncurrent assets	266.5	259.0
Total Assets	$3,698.0	$3,904.5

Liabilities

Accounts payable	897.6	1,094.7
Accrued liabilities and other	390.5	447.5
Short-term and current portion of long-term debt	222.0	10.8
Total Current Liabilities	1,510.1	1,553.0
Long-term debt	1,955.3	2,098.9
Pension liabilities	83.1	102.7
Other postretirement benefits plan liabilities	97.2	113.2
Long-term income tax liability	69.7	59.4
Other noncurrent liabilities	202.1	180.2
Total Liabilities	$3,917.5	$4,107.4

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2018 and 2017	0.9	0.9

Additional paid-in capital	3,412.3	3,444.0
Accumulated deficit	(2,200.8)	(2,225.7)
Accumulated other comprehensive loss	(150.5)	(103.7)
Treasury stock, at cost, 18.6 shares in 2018 (2017 - 18.9 shares)	(1,295.8)	(1,333.1)
Total RRD stockholders' equity	(233.9)	(217.6)
Noncontrolling interests	14.4	14.7
Total Equity	$(219.5)	$(202.9)
Total Liabilities and Equity	$3,698.0	$3,904.5

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2018 and 2017
(UNAUDITED)
(in millions)

	2018	2017

Net income	$12.9	$19.1
Adjustment to reconcile net income to net cash used in operating activities	140.0	142.2
Changes in operating assets and liabilities	(203.3)	(152.1)
Pension and other postretirement benefits plan contributions	(13.5)	(12.4)
Net cash used in operating activities	$(63.9)	$(3.2)

Capital expenditures	(72.7)	(77.2)
All other cash provided by investing activities	98.6	120.1
Net cash provided by investing activities	$25.9	$42.9

Net cash provided by (used in) financing activities	$46.7	$(141.0)

Effect of exchange rate on cash, cash equivalents and restricted cash	(14.0)	13.2

Net decrease in cash, cash equivalents and restricted cash	$(5.3)	$(88.1)

Cash, cash equivalents and restricted cash at beginning of year	301.5	335.9

Cash, cash equivalents and restricted cash at end of period	$296.2	$247.8

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended September 30, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended September 30, 2018					For the Three Months Ended September 30, 2017
	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net earnings attributable to common stockholders	Net earnings attributable to common stockholders per diluted share	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share
GAAP basis measures	$60.9	$(5.5)	$(10.4)	$34.3	$0.49	$31.8	$(6.9)	$(3.5)	$(8.0)	$(0.11)

Non-GAAP adjustments:
Restructuring and other-net (2)	11.0	—	2.1	8.9	0.13	33.8	—	7.3	26.5	0.37
Pension settlement charges	—	(0.2)	—	0.2	—	—	—	—	—	—
Loss on debt extinguishments (3)	—	—	—	—	—	—	—	2.2	4.3	0.06
Net gain on investments (4)	—	—	—	—	—	—	1.6	0.1	(1.7)	(0.02)
Gain on disposal of business (5)	(4.5)	—	1.5	(6.1)	(0.09)	—	—	—	—	—
Income tax adjustment (6)	—	—	19.6	(19.6)	(0.28)	—	—	—	—	—
Total Non-GAAP adjustments	6.5	(0.2)	23.2	(16.6)	(0.24)	33.8	1.6	9.6	29.1	0.41
Non-GAAP measures	$67.4	$(5.7)	$12.8	$17.7	$0.25	$65.6	$(5.3)	$6.1	$21.1	$0.30

				2018	2017
GAAP diluted weighted average common shares outstanding				70.7	70.2
Dilutive impact of change in earnings				—	0.1
Non-GAAP diluted weighted average common shares outstanding				70.7	70.3

Additional non-GAAP information:				2018	2017
Gross margin (1)				19.1%	18.6%
Adjusted operating margin				4.1%	3.8%
Adjusted effective tax rate				41.2%	22.3%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: charges incurred in the third quarter of 2018 included pre-tax charges of $2.8 million for employee termination costs; $6.6 million of lease termination and other restructuring costs; $1.1 million related to impairment of buildings, machinery and equipment associated with facility closures; and $0.5 million for multi-employer pension plan withdrawal obligations unrelated to facility closures. Charges incurred in the third quarter of 2017 included pre-tax charges of $21.3 million for the impairment of goodwill in the Marketing Solutions segment; $10.7 million for employee termination costs; $1.1 million of lease termination and other restructuring costs; $0.5 million for multi-employer pension plan withdrawal obligations unrelated to facility closures; and $0.2 million of impairment charges of other long-lived assets related to facility closures.

(3)

Loss on debt extinguishments: related to unamortized debt issuance costs, premiums paid and other expenses due to the amendment and restatement of the credit agreement and the debt-for-equity exchange of senior notes during the three months ended September 30, 2017.

(4)

Net gain on investments: included pre-tax non-cash net realized gain of $1.6 million ($1.7 million after-tax) for the three months ended September 30, 2017, resulting from the debt-for-equity exchange of the remaining portion of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes.

(5)	Gain on disposal of business: included a gain on the sale of the Print Logistics business within the Business Services segment during the three months ended September 30, 2018.
(6)

Income tax adjustment: included adjustments to the provisional amounts recorded at December 31, 2017 for the impact of the Tax Cuts and Jobs Act of 2017, including a $19.0 million decrease related to the one-time transition tax and a $0.6 million decrease related to the change in Federal income tax rate, during the three months ended September 30, 2018.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Nine Months Ended September 30, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Nine Months Ended September 30, 2018					For the Nine Months Ended September 30, 2017
	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net earnings attributable to common stockholders	Net earnings attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax (benefit) expense	Net earnings attributable to common stockholders	Net earnings attributable to common stockholders per diluted share
GAAP basis measures	$118.6	$(14.7)	$(5.4)	$11.7	$0.17	$653.0	$109.5	$(59.6)	$(7.4)	$18.4	$0.26

Non-GAAP adjustments:
Restructuring and other-net (2)	22.8	—	6.4	16.4	0.23	—	46.7	—	7.8	38.9	0.55
Spinoff-related transaction expenses (3)	—	—	—	—	—	(3.3)	3.3	—	1.2	2.1	0.03
Pension settlement charges	—	(1.5)	0.3	1.2	0.02	—	—	—	—	—	—
Loss on debt extinguishments (4)	—	—	—	—	—	—	—	—	7.3	12.8	0.18
Net gain on investments (5)	—	—	—	—	—	—	—	43.7	1.5	(45.2)	(0.64)
Gain on disposal of business (6)	(4.6)	—	1.4	(6.0)	(0.09)	—	—	—	—	—	—
Income tax adjustment (7)	—	—	19.1	(19.1)	(0.27)	—	—	—	—	—	—
Total Non-GAAP adjustments	18.2	(1.5)	27.2	(7.5)	(0.11)	(3.3)	50.0	43.7	17.8	8.6	0.12
Non-GAAP measures	$136.8	$(16.2)	$21.8	$4.2	$0.06	$649.7	$159.5	$(15.9)	$10.4	$27.0	$0.38

Additional non-GAAP information:			2018	2017
Gross margin (1)			17.9%	19.0%
Adjusted SG&A as a % of total net sales (1)			12.4%	13.0%
Adjusted operating margin			2.7%	3.2%
Adjusted effective tax rate			79.9%	27.3%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring and other - net: charges incurred in the nine months ended September 30, 2018 included pre-tax charges of $11.2 million for employee termination costs; $12.0 million of lease termination and other restructuring costs; a $5.4 million net gain on the sale of previously impaired assets; $3.3 million related to impairment of buildings, machinery and equipment associated with facility closures; and $1.7 million for multi-employer pension plan withdrawal obligations unrelated to facility closures. Charges incurred in the nine months ended September 30, 2017 included pre-tax charges of $21.3 million for the impairment of goodwill in the Marketing Solutions segment; $19.5 million for employee termination costs; $3.8 million of lease termination and other restructuring costs; $1.7 million for multi-employer pension plan withdrawal obligations unrelated to facility closures; and $0.4 million of net impairment charges of long-lived assets.

(3)	Spinoff-related transaction expenses: included charges related to consulting and other expenses for the nine months ended September 30, 2017 associated with the 2016 spinoff transactions.
(4)

Loss on debt extinguishments: related to the premiums paid in connection with the tenders, unamortized debt issuance costs and other expenses due to the repurchase of debentures and senior notes, the debt-for-equity exchange of senior notes and the amendment and restatement of the credit agreement during the nine months ended September 30, 2017.

(5)

Net gain on investments: pre-tax non-cash net realized gain of $94.0 million ($96.1 million after-tax) resulting from the debt-for-equity exchange of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes and a pre-tax gain of $1.3 million ($0.7 million after-tax) resulting from the sale of certain of the Company’s affordable housing investments, partially offset by a pre-tax loss of $51.6 million ($51.6 million after-tax) resulting from the sale of the Company’s retained shares in LSC during the nine months ended September 30, 2017.

(6)	Gain on disposal of business: primarily included a gain on the sale of the Print Logistics business within the Business Services segment during the nine months ended September 30, 2018.
(7)

Income tax adjustment: included adjustments to the provisional amounts recorded at December 31, 2017 for the impact of the Tax Cuts and Jobs Act of 2017, offset by the recognition of a deferred income tax benefit during the nine months ended September 30, 2018.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended September 30, 2018 and 2017
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended September 30, 2018
Net sales	$1,363.2	$286.3	$—	$1,649.5
Income (loss) from operations	74.8	11.8	(25.7)	60.9
Operating margin %	5.5%	4.1%	nm	3.7%

Non-GAAP Adjustments
Restructuring and other-net	7.1	0.2	3.7	11.0
Gain on disposal of business	(4.5)	—	—	(4.5)
Total Non-GAAP adjustments	2.6	0.2	3.7	6.5

Non-GAAP income (loss) from operations	$77.4	$12.0	$(22.0)	$67.4
Non-GAAP operating margin %	5.7%	4.2%	nm	4.1%

Depreciation and amortization	31.5	11.7	1.0	44.2
Investment and other income-net	1.6	—	4.1	5.7
Non-GAAP Adjusted EBITDA	$110.5	$23.7	$(16.9)	$117.3
Non-GAAP Adjusted EBITDA margin %	8.1%	8.3%	nm	7.1%

For the Three Months Ended September 30, 2017
Net sales	$1,440.6	$294.3	$—	$1,734.9
Income (loss) from operations	51.0	(6.9)	(12.3)	31.8
Operating margin %	3.5%	(2.3%)	nm	1.8%

Non-GAAP Adjustments
Restructuring and other-net	5.7	22.8	5.3	33.8
Total Non-GAAP adjustments	5.7	22.8	5.3	33.8

Non-GAAP income (loss) from operations	$56.7	$15.9	$(7.0)	$65.6
Non-GAAP operating margin %	3.9%	5.4%	nm	3.8%

Depreciation and amortization	35.0	11.0	1.0	47.0
Investment and other income-net (1)	0.9	—	4.4	5.3
Non-GAAP Adjusted EBITDA	$92.6	$26.9	$(1.6)	$117.9
Non-GAAP Adjusted EBITDA margin %	6.4%	9.1%	nm	6.8%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; dividend income from LSC; and proceeds from company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the three months ended September 30, 2017, included a pre-tax non-cash net realized gain of $1.6 million ($1.7 million after-tax) resulting from the debt-for-equity exchange of the remaining portion of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Nine Months Ended September 30, 2018 and 2017
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Nine Months Ended September 30, 2018
Net sales	$4,188.3	$848.5	$—	$5,036.8
Income (loss) from operations	152.9	32.7	(67.0)	118.6
Operating margin %	3.7%	3.9%	nm	2.4%

Non-GAAP Adjustments
Restructuring and other-net	11.6	3.7	7.5	22.8
Net gain on disposal of business	(4.6)	—	—	(4.6)
Total Non-GAAP adjustments	7.0	3.7	7.5	18.2

Non-GAAP income (loss) from operations	$159.9	$36.4	$(59.5)	$136.8
Non-GAAP operating margin %	3.8%	4.3%	nm	2.7%

Depreciation and amortization	98.7	35.3	3.5	137.5
Investment and other income-net	2.5	—	13.7	16.2
Non-GAAP Adjusted EBITDA	$261.1	$71.7	$(42.3)	$290.5
Non-GAAP Adjusted EBITDA margin %	6.2%	8.5%	nm	5.8%

For the Nine Months Ended September 30, 2017
Net sales	$4,165.7	$848.1	$—	$5,013.8
Income (loss) from operations	152.8	5.4	(48.7)	109.5
Operating margin %	3.7%	0.6%	nm	2.2%

Non-GAAP Adjustments
Restructuring and other-net	14.0	25.0	7.7	46.7
Spinoff-related transaction expenses	—	—	3.3	3.3
Total Non-GAAP adjustments	14.0	25.0	11.0	50.0

Non-GAAP income (loss) from operations	$166.8	$30.4	$(37.7)	$159.5
Non-GAAP operating margin %	4.0%	3.6%	nm	3.2%

Depreciation and amortization	105.0	34.9	3.2	143.1
Investment and other income-net (1)	2.8	—	13.1	15.9
Non-GAAP Adjusted EBITDA	$274.6	$65.3	$(21.4)	$318.5
Non-GAAP Adjusted EBITDA margin %	6.6%	7.7%	nm	6.4%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; dividend income from LSC; and proceeds from company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the nine months ended September 30, 2017, included a pre-tax non-cash net realized gain of $94.0 million ($96.1 million after-tax) resulting from the debt-for-equity exchange of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes and a pre-tax gain of $1.3 million ($0.7 million after-tax) resulting from the sale of certain of the Company’s affordable housing investments, partially offset by a pre-tax loss of $51.6 million ($51.6 million after-tax) resulting from the sale of the Company’s retained shares in LSC.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended September 30, 2018
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(5.4%)	(2.7%)	(4.9%)
Less:
Year-over-year impact of changes in foreign currency rates	(0.7%)	---%	(0.6%)
Year-over-year impact of dispositions (1)	(7.4%)	---%	(6.1%)

Net organic sales change	2.7%	(2.7%)	1.8%

(1)	Adjusted for net sales of the Company’s Print Logistics business, disposed in the third quarter of 2018.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Nine Months Ended September 30, 2018
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	0.5%	---%	0.5%
Less:
Year-over-year impact of changes in foreign currency rates	0.8%	---%	0.7%
Year-over-year impact of dispositions (1)	(2.6%)	---%	(2.1%)

Net organic sales change	2.3%	---%	1.9%

(1)	Adjusted for net sales of the Company’s Print Logistics business, disposed in the third quarter of 2018.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA
For the Three Months Ended September 30, 2018 and 2017
(UNAUDITED)
(in millions)

	For the Three Months Ended September 30,
	2018	2017

GAAP net income (loss) attributable to RRD common stockholders	$34.3	$(8.0)

Adjustments
Income attributable to noncontrolling interests	0.5	0.2
Income tax benefit	(10.4)	(3.5)
Interest expense - net	42.0	43.5
Net gain on investments	—	(1.6)
Depreciation and amortization	44.2	47.0
Restructuring and other-net	11.0	33.8
Net loss on debt extinguishments	—	6.5
Gain on disposal of business	(4.5)	—
Pension settlement charges	0.2	—
Total Non-GAAP adjustments	83.0	125.9

Non-GAAP adjusted EBITDA	$117.3	$117.9

Net sales	$1,649.5	$1,734.9
Non-GAAP adjusted EBITDA margin %	7.1%	6.8%